Exhibit 99.1

Trio Petroleum Announces Notice of Noncompliance with NYSE American Listing Standards

Bakersfield, CA, March 1, 2024 – Trio Petroleum Corp (NYSE American: TPET) (“TPET”, “Trio” or the “Company”), a California-based oil and gas company, today announced that on February 26, 2024, it received a deficiency letter (the “Notice”) from the NYSE American LLC (the “NYSE American”) indicating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”). Specifically, the Notice informed the Company that the NYSE American has determined that the shares of the Company’s common stock have been selling for a low price per share for a substantial period of time, and pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated on it demonstrating sustained price improvement by no later than August 26, 2024.

The Company intends to begin the operations in the McCool field, which we expect to be in operation soon, and then monitor the price of its common stock and consider available options, including conducting a reverse stock split, if its common stock does not trade at a consistent level likely to result in the Company regaining compliance by August 26, 2024. The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California, and Uinta County, Utah. Trio has a large, approximately 9,267-acre asset called the “South Salinas Project” in Monterey County, California, where it owns an 85.75% working interest, an approximate 22% working interest in the McCool Ranch Oil Field in Monterey County, and an option to acquire a 20% working interest in the approximately 30,000 acre Asphalt Ridge project in Uinta County, Utah.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors section of the Trio’s S-1 filed with the Securities and Exchange Commission (SEC). Copies are of such documents are available on the SEC’s website, www.sec.gov. Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Redwood Empire Financial Communications

Michael Bayes

(404) 809 4172

michael@redwoodefc.com